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                                                                Exhibit 4(d)

                       RESTRICTED BOOK VALUE SHARES PLAN
                                      FOR
                             ROADWAY SERVICES, INC.
                                      AND
                          CERTAIN OPERATING COMPANIES
                (As Amended and Restated as of January 13, 1994)

                                Amendment No. 1


                 The Board of Directors of Roadway Services, Inc., pursuant to its reserved authority under Section 5.1 of the Restricted Book Value Shares Plan for Roadway Services, Inc. and Certain Operating Companies (the "Plan"), hereby amends the Plan, effective January 1, 1996, as follows:

         1. Section 1.1(b) of the Plan is amended by deleting the last sentence thereof, and in substitution thereof inserting the following:

                 For the purpose of calculating the Purchase Price under
                 Section 4.1.3 and the Repurchase Price under Section 4.4 hereof, the Book Value calculation may be adjusted by the Committee, in its sole discretion, after consultation with the independent auditors, to reduce or eliminate the effect of any changes in accounting policies, acquisitions, spin-offs or other unusual or extraordinary items.

         2.      Section 1.1(j) of the Plan is amended in its entirety to read:

                 (j) "Participant" means an individual who purchases RBV Shares as offered through his Employer. As of January 1, 1996, the groups of individuals who are eligible to participate in the Plan are (i) officers of RSI; Roadway Package System, Inc.; Roadway Information Technology, Inc.; Roberts Transportation Services, Inc. and its affiliates; Roadway Regional Group, Inc.; Viking Freight System, Inc.; Roadway Logistics System, Inc. and its affiliates; and Central Freight Lines, Inc.; (ii) Roadway Package System, Inc. Regional Managers; and (iii) any other individuals or groups of individuals as the Committee (as defined in Section 1.1(c) of the Plan) may determine from time to time.
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         3.      Section 4.4.4 of the Plan is amended in its entirety to read:

                          4.4.4 Repurchase upon Other Termination of Employment.
                 Upon termination of a Participant's employment with his Employer for any reason other than as referred to in Section 4.4.3, all of the Participant's RBV Shares must be returned for repurchase at the Repurchase Price within one year from the date of such termination; provided, however, that RBV Shares purchased with converted Stock Credits pursuant to Section 5.3 of the Stock Credit Plan after such termination, if any, must be returned for repurchase at the Repurchase Price within one year from the date of such purchase.

         4.      A new Section 4.4.10 is added to the Plan to read:

                          4.4.10 Repurchase upon Spin-Off of Roadway Express, Inc. Upon the spin-off of Roadway Express, Inc. from RSI, each Participant who is an employee of Roadway Express, Inc. on January 1, 1996 shall be required to return his RBV Shares for repurchase at the Repurchase Price within one year from the date of such spin-off.


                 IN WITNESS WHEREOF, this Amendment No. 1 has been executed this ___ day of December, 1995 on behalf of Roadway Services, Inc. by its duly authorized officer.

Attest:                                    ROADWAY SERVICES, INC.


_________________________                  By: _________________________


                                           Title:_______________________